EXHIBIT 99.2

To Form 8-K dated April 28, 2017

Final Transcript

Customer: Seacoast Banking Corporation Call Title: First Quarter Earnings Confirmation Number: 44694828 Date: April 26, 2017 Time/Time Zone: 9:00 am Central Time

SPEAKERS

Dennis Hudson - Chairman and CEO

Chuck Shaffer - EVP and Community Banking Executive

Chuck Cross - EVP and Commercial Banking Executive

ANALYSTS

Michael Young - SunTrust Robinson Humphrey

Bob Ramsey - FBR

Stephen Scouten - Sandler O'Neill

David Feaster - Raymond James

Eric Wasserstrom - Guggenheim Securities LLC

PRESENTATION

Operator: Welcome to the Seacoast First Quarter 2017 Earnings Conference Call. My name is Paulette, and I will be your operator. Before we begin, I have been asked to direct your attention to the statement contained at the end of our press release regarding forward-looking statements.

Seacoast will be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and their comments today are intended to be covered within the meaning of that act. Please note this conference is being recorded.

I will now turn the call over to Dennis Hudson, Chairman and CEO, Seacoast Bank. Mr. Hudson, you may begin.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Dennis Hudson: Thank you for joining us today for our first quarter 2017 conference call. Our press release issued yesterday after the market close and updated investor presentation, which contains supplementary information are posted on the investors portion of our website at SeacoastBanking.com. You can find the information under presentations.

With us today is Chuck Schaffer, our Chief Financial Officer, who will discuss our financial and operating results, as well as Julie Kleffel, our Community Banking Executive; Chuck Cross, our Commercial Banking Executive; David Houdeshell, our Chief Credit Officer; and Jeff Lee, our Chief Marketing and Analytics Officer.

During the first quarter, Seacoast's execution of our balanced growth strategy, continued to create value for shareholders and positioned us well, we feel, for the balance of the year. Net income increased 100% on a 23% increase in revenue, and our adjusted net income rose 46%. Adjusted earnings per share rose by 30%.

Strong organic growth drove our improved performance complemented by the impact of our expansion last year in Orlando. Our revenue growth and our improved operating efficiency in turn created significant operating leverage as reflected in our improved bottom-line year-over-year.

Notably, we accomplished this while adhering to our credit standards and our controls governing loan portfolio diversity and granularity. Moreover, we continue to build franchise value with strong deposit growth as we maintained a 14 basis point cost of deposits for the quarter, which is another important key to creating value for shareholders in the environment ahead.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

This quarter, we found opportunities to make investments in our people and in our business, as well as opportunities to reduce costs that are significantly designed to position us for stronger performance over the rest of this year. Chuck is going to provide us with some additional color on this in a few minutes. In short, though, we are executing on our plan and we’re confident we will hit our earnings goal for this year.

Turning to our operations, we generated strong organic growth in consumer, small business, and residential lending. Consumer and small business originations reached $90 million, a record level for us during the current quarter, and commercial originations remained strong at $95 million after several recent record quarters. We grew the number of households we serve, adding a record 1,416 new households in the month of March alone. All of this was achieved despite having fewer branches and fewer FTEs in our retail business units.

These and other metrics signal the strength of our operating model and our success in evolving to better meet the needs of our customers. Very clearly our work in moving routine transactions to lower cost channels, combined with the investments we’ve made in our 24/7 call center and in our ATM network, have positioned us to deliver the convenience our customers expect through a more efficient operating model.

Our acquisitions contributed meaningfully to the results again this quarter. Last year's Floridian and BMO acquisitions in Orlando are performing well and progressing as planned. Our acquisition and integration playbook is now well-honed and proven in multiple markets. We've now turned our sites to the Tampa MSA, which ranks among the fastest-growing markets in the state and in the country.

This month, we announced the close of our GulfShore Bank acquisition, which added three branches and $332 million in assets in Florida's second-largest market. Moreover, we picked up a strong leadership team, which will remain focused on our customers, expanding our share of services with them, and importantly growing organically in this very attractive MSA.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Building on our Tampa market entry, we recently lifted out a commercial banking team—this occurred during the quarter—which will be headquartered in the Tampa area. The team brings decades of experience growing C&I portfolios, and we're excited to welcome them on board. And again, Chuck is going to provide us a little additional detail a little later in the call.

While we have a keen eye on growth, we are equally focused on effective risk controls. For those who attended our Investor Day, you know that we heavily weight this area because we believe it is paramount to our long-term success. By managing our risk well, we have been able to deliver above-average industry results at below industry average risk levels measured, for example, by CRE as a percentage of capital, as well as our loan granularity.

We discussed during that meeting Seacoast's culture of risk awareness, not just risk avoidance, at our Investor Day and detailed how our prudent credit culture is a linchpin to everything we do. During the first quarter of 2017, our adjusted efficiency ratio and adjusted return on average tangible assets both improved substantially compared to the first quarter of last year, although they declined sequentially as a result of seasonally higher expenses and loan loss provisioning during the first quarter. Chuck again will detail this in a minute here. For the balance of this fiscal year, we are confident in our ability to drive profitability and topline growth without changing our risk profile.

And two final points I want to make. First, I want to acknowledge our $56 million common equity raise in February. This raise added capital for continued strong organic growth, the buildout of our Tampa MSA, and future opportunistic acquisitions. While we will continue to evaluate opportunities for their overall fit in our system and strategy, we will only pursue transactions that produce strong results for shareholders and strengthen our incredibly valuable Florida franchise.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Those who attended or listened in on our Investor Day in February know that we plan to update our guidance on this Q1 earnings call. As noted in our press release, we have updated our guidance for a change in definition, but the baseline guidance remains unchanged. Chuck will provide further details here in a minute.

The second point I wanted to make here, four months into the year, is that we're confident in our ability to achieve our 2017 goals and our three-year 2020 vision. As we said at our Investor Day in February, these goals are based on our strong organic growth trajectory, reflecting the initiatives we explored in detail at our Investor Day. Additional contributions from the right strategic acquisitions could press our performance even higher than we planned.

In closing, I'd like to thank our many investors we met face to face at our meeting in New York. If you haven't had a chance, I would invite you to take the opportunity to look over our Investor Day presentation and consider listening to the replay, which can be found on our Investor Relations page of our website.

With that, I'll turn the call over to Chuck who will review our financial highlights for the quarter and then we'd be happy to take some questions. Chuck?

Chuck Shaffer: Thank you, Denny, and thank you all for joining us this morning. As I provide my comments, I'll reference the slide deck, which can be found at www.seacoastbanking.com.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

I'll start this morning on slide 5 by talking about a few notable items aggregating the $3.6 million that impacted the first quarter. These actions were taken purposely to better position Seacoast for improved performance as the year moves forward.

First, we had the seasonal return of 401(k) and payroll tax expense. We also restructured our executive team, bringing on two new roles and reducing the team by three roles. There were some salary overlap and severance-related charges associated with this transition.

We also completed a lift-out of a commercial lending team, which will be headquartered in Tampa, Florida. This team has nationwide sales distribution and will be focused on growing C&I relationships that fit within our house limits and credit guardrails.

This team's pipeline has grown to $90 million as of April 20th and we're excited to have them on the Seacoast team. We recruited this team out of a large regional bank and they have a proven track record of success. We also completed a reduction in force resulting in severance charges in the quarter. The benefit of this work will be realized at the start of the second quarter. And finally, we consolidated four branches, resulting in closure and severance-related charges in the quarter with anticipated benefits partially realized in the second quarter and more fully over the remainder of the year.

Before we move to performance during the first quarter, please note that the company has updated its definition of adjusted net income and adjusted non-interest expense to exclude the effect of amortization expense associated with acquisition-related intangibles. Although this is not a GAAP measure, management believes that this information helps investors better understand the effect of acquisition-related activity and other charges that are not considered to be operating in nature.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Additionally, the company believes it better aligns the presentation of adjusted earnings to the presentation of adjusted return on tangible common equity, adjusted return on tangible assets, and the adjusted efficiency ratio. We have considered making this change for some time and chose to make this change in the first quarter to provide consistency as the year progresses forward.

Looking more deeply at the quarter, let's move to slide 6, net interest income. Net interest income was up $749,000 sequentially and the net interest margin was up seven basis points sequentially due to a steeper yield curve, higher short-term rates, and a higher yield on the securities portfolio. The increase in yield on the securities benefited from the early payoff of CLO securities, resulting in a 4 basis point impact on margin and a 13 basis point impact on the yield on securities.

Looking forward, we expect the net interest margin to be in the mid 3.60s throughout 2017 assuming no change in short-term or long-term interest rates. We remain asset-sensitive, and a 100 to 200 basis point parallel increase in rates would equate to approximately 3% to 6% improvement in net interest income over the next 12 months and 6% to 12% improvement in net interest income on a 12- to 24-month period.

We will continue to manage to an asset-sensitive balance sheet, which is bolstered by a very valuable low-cost deposit portfolio. If the Fed funds rate was increased by another 25 basis points mid-year; that would add $0.01 to our earnings per share in the current year.

Moving to slide 7, adjusted non-interest income remained relatively in line with the prior quarter and is up $1.7 million from the prior year's first quarter, primarily the result of four factors: stronger service charges on deposits due to the acquisition of BMO's operations in Orlando; expansion of our BOLI program; continued increases in interchange income that result in driving spend and activation using our automated marketing tools; and continued household acquisition.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

When looking forward, we feel confident in the momentum of both our wealth and mortgage teams and expect revenues from these teams to continue to grow over time. Additionally, we expect check and debit card interchange to continue to grow in line with our current trends.

Moving to slide 8, adjusted non-interest expense was up $2.1 million from the prior quarter and up $4.1 million from the prior year's first quarter. The quarter-over-quarter increase on an adjusted basis was primarily the result of higher salaries and benefits of $1.6 million, of which $500,000 was related to seasonal payroll and 401(k) expenses, $200,000 related to the commercial team we lifted out, $100,000 due to the executive team salary overlap as we migrated through the transition, and the remainder as the result of a return to normalized incentive accruals and a few investments in talent.

We will continue to carefully manage the expenses as we move forward and will become more efficient in our retail network. We believe branches are still valuable to our customers for more complex transactions, but simple tasks such as depositing/withdrawing funds are rapidly migrating to a digital world. During the first quarter, deposits outside the branch network increased to 36% from 31% in the same quarter one year prior. We are well on our way to our goal of closing 20% of our branch locations in the next 24 to 36 months.

We're in process of consolidating four locations in the first quarter, and some of this operational expense savings will be reinvested into technology and talent to deliver products and services in new, more convenient ways. We'll continue to carefully balance our investments for growth to bottom-line performance as we move forward.

When considering expenses, I expect expenses to increase in the second quarter in line with our plan, entirely the result of the GulfShore acquisition, then decline modestly in the third and fourth quarter, the result of efficiency initiatives currently in process.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

We recorded a $4.1 million tax provision in the first quarter of 2017. The quarter tax position benefited from the adoption of ASU 2016-9, improvements of employee share-based payment accounting. As a result, Seacoast recorded a benefit of $234,000 in the quarter and looking ahead, we expect our effective tax rate to be 35.5%.

Moving to slide 9, as noted, our adjusted efficiency ratio increased to 64.7%, which is up due to some of the items I mentioned previously. This is slightly behind our internal objective, the result of a delay in executing our first quarter cost reduction we had planned; however, we feel confident in our ability to achieve our internal objectives and exit the year with an adjusted efficiency ratio in the 50s, of which will be the result of a more streamlined organization and higher revenue from our business units.

Turning to slide 10, loan outstandings continued to grow during the first quarter with growth in outstandings of $95 million. During the quarter, the company purchased a $43 million adjustable residential mortgage pool yielding 3.17% at an average life of 4.2 years, and the company experienced higher than usual commercial loan payoffs during the quarter totaling $60 million, $30 million higher than our normal run rate. We don't expect this trend to continue.

Excluding acquisitions, organic loan outstandings grew 19% over the prior year and pipelines remained strong at quarter end with the commercial pipeline at $123 million, residential at $78 million and the consumer small business pipeline in aggregate at $44 million. We're excited to bring the newly hired commercial C&I team and the GulfShore team into our lending businesses as we move forward. The Tampa market is an exciting opportunity to add additional growth to our balance sheet.

We continue to focus on building a well-diversified loan book. Our average commercial loan size is $363,000. Our top ten relationships as a percentage of total capital are 41% at the end of the first quarter, up from 31% at the end of the first quarter of 2016. Looking forward, we expect loan growth to continue in the mid to high teens and loan yields should remain stable excluding any non-cash accretion effects from loans included in the purchase credit impaired or acquired loan pools.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Turning to slide 11, deposit outstandings grew by $156 million quarter-over-quarter and were up $457 million from the first quarter in the prior year. Deposits per branch increased to $80 million from $61 million one year ago. Rates paid on deposits remained stable quarter-over-quarter and looking ahead, we expect to grow deposit outstandings in the 7% range with some minor increases in deposit rates paid to customers as we compete more aggressively for funding. That being said, our customers do not bank with us for rate, but for the value we provide through digital-centric offerings, great service, and the convenience of a 24/7, 365 day call center.

Turning to slide 12, credit quality continues to be strong with our risk profile well-maintained. In the legacy portfolio, the ALLL ended the quarter at 95 basis points of loan outstandings, down from 96 basis points at the end of the prior quarter. Net charge-offs were $142,000 for the quarter compared to $283,000 in the prior quarter and then recoveries of $397,000 in the first quarter of the prior year. Looking forward, the provision for credit losses will continue to be influenced by loan growth.

Turning to slide 13, our capital position remains strong. During the quarter, we completed a successful public offering of 2.7 million shares of common stock, generating net proceeds of $55.7 million. This capital provides flexibility to continue growing organically and make disciplined and thoughtful acquisitions as we move forward.

The common equity tier 1 capital ratio was 12.3%, total capital ratio was 14.9% and the tier 1 leverage ratio was 10.3% at March 31, 2017. The tangible common equity to tangible asset ratio was 9% at quarter end. If GulfShore was included in these ratios on a pro forma basis, the common equity tier 1 capital ratio would be 12.1%, the total capital ratio would be 14.5% and the tier 1 leverage ratio would be 10.2%. The tangible common equity to tangible asset ratio would be 8.8%.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Turning to slide 14, the company's previous baseline adjusted earnings per share guidance of $1.24 to $1.28 remains unchanged from our prior presentation at the February Investor Day. As mentioned earlier, the company has updated its definition of adjusted net income to exclude the effect of amortization of acquisition-related intangibles.

Updating the guidance for this new definition and the greater number of shares in issue following the capital raise, the company has revised its 2017 expected adjusted diluted earnings per share guidance to $1.28 to $1.32. This increase primarily represents the change in definition, which adds $0.04 per share, the result of a removal of expense associated with acquisition-related intangibles.

We have updated our internal model to support this range with the key assumptions outlined on slide 14. We based our model on static interest rates at March 31, 2017 with Fed funds at 1% and the 10-year Treasury curve at 2.40%. We have assumed no further increases in rates in the model. We have modeled loan growth in the mid to high teens, core deposit growth rate at 7% and any shortfall in funding will be filled with 1% timed deposits or public funds. We have modeled stable loan yields and stable security yields for the remainder of 2017.

We have also modeled net charge-offs of two to four basis points and loan provisioning in line with loan growth. Our goal is to exit the year with an efficiency ratio in the 50s, and we’re excited about the markets we're operating in. We’re also excited about the trajectory of our performance and are looking forward to executing our plan over the remainder of the year.

I'll now turn the call back over to Denny.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Dennis Hudson: Thanks, Chuck, and we'd be pleased to take a few questions, operator.

Operator: Thank you. We will now begin the question-and-answer session. [Operator instructions]. And our first question comes from Michael Young from SunTrust. Please go ahead.

Michael Young: Hey, good morning, everyone.

Dennis Hudson: Good morning, Michael.

Chuck Shaffer: Hi, Michael.

Michael Young: Chuck, I just wanted to start with the revised guidance for the year. The $0.06 of incremental growth post-capital raise, is that simply a function of deploying the liquidity from the capital raise or are you expecting incremental growth even though you haven't changed your loan growth guidance per se?

Chuck Shaffer: I think the way to think about it, Michael, is with the capital raise, it's allowing us to grow the balance sheet even probably more stronger than we had originally anticipated, and when you think about the fact that we've added a new team, the C&I team that we added in Tampa, as well as GulfShore, both of those are additive to our loan growth thoughts, as well as we'll be adding to our securities portfolio, potentially adding $100 million to $200 million over the next quarter. And so the combination of additional investment securities, lending, both from the C&I team and the GulfShore team, all potentially give more flexibility to growing the balance sheet over the remainder of the year.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Michael Young: Okay. And one other just point of clarification, I guess. The original guidance was using a static rate scenario as of year-end, so this one I guess incorporates an additional rate hike. Is that the right way to think about that?

Chuck Shaffer: I think you can't think about it that way. We did have that rate hike in between, and we’ve rerun our models to substantiate the additional guidance we put out today.

Michael Young: Okay, great. And maybe just switching gears, Denny, big picture on M&A, obviously there was the deal on Tampa announced last night, but just wanted to get your updated thoughts on opportunities this year and what you might be seeing in the pipeline.

Dennis Hudson: Yes, I would just say that there are opportunities out there, and we continue to look at them. As you well know, our primary focus though is organic growth, and we believe that it is critically important that we demonstrate an ability to continue to grow our customer base and broaden the relationships within that customer base over time, and we're quite pleased to do that.

I would say given the change in trading multiples that occurred after the election probably gave rise to more interest on the part of sellers but really don't have anything more to say other than that. But, again, we try to really focus on a balanced strategy around growth. As you saw this quarter, we invested in a new production team that moved over en masse to us in the Tampa market, which we think is going to be incredibly valuable as we look ahead over the balance of the year.

We also closed on our acquisition in Tampa, and we believe one of the key values, if not the key value in that acquisition was the leadership team that we got in that market. We think there is tremendous opportunity for that team to lead with further growth in that market, and so we remain focused on that.

If we see an opportunity that we think makes sense and fits into our strategy and is not just accretive to earnings and has the right metrics, but more importantly, actually accretes value overall to the franchise, we’d certainly consider it.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Michael Young: Okay, great. I'll step back for now. Thanks.

Dennis Hudson: Thanks a lot.

Operator: And our next question comes from Bob Ramsey from FBR. Please go ahead.

Bob Ramsey: Hey, good morning. A quick technical question. Which lines were the merger and branch consolidation charges in? Do you have how much of that was maybe in salaries and where else they fell?

Chuck Shaffer: Yes. I think the way to think about that, Bob, is $2 million was in salaries and wages; other was about $100,000; occupancy $300,000 and FF&E $200,000.

Bob Ramsey: Okay, got it. Thank you. And then obviously that stuff all goes away next quarter. I know you highlighted some of the other unusual seasonal type costs. Is it fair to say that we start the second quarter the full $3.6 million lower or do you think there's some other offsetting factors in there?

Chuck Shaffer: The only thing that will expand into the second quarter is some of the branch-related expenses due to the way lease termination works and the accounting rules around that. There will be some one-time expenses probably dragging into the second quarter connected to the four branches we announced.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Dennis Hudson: And I'm sure you know this, but obviously we did the closing for the Tampa acquisition, the GulfShore acquisition and those one-timers will hit in the second quarter as well.

Bob Ramsey: Yes, that's fair. Got it. And then I know as you all have mapped out the earnings trajectory through the year, you say you expect to end the year with an adjusted efficiency ratio in the 50s. Can we narrow that down a little bit more? There’s obviously a big range between 51% and 59%. Is the mid-50s probably a fair way to think about it without being too precise?

Chuck Shaffer: Yes, I don't want to be too precise there, Bob, but mid-50s to high 50s is probably the way to think about it, but our internal target is mid-50s.

Bob Ramsey: Okay, got it. And then last question. Just curious, noticed on the end of period balance sheet that there was an uptick in broker time deposits this quarter. Could you maybe talk about what drove that increase?

Chuck Shaffer: Yes. We had some leverage on the balance sheet when we came into the end of the year. We took advantage of the fact that we thought we could go out and extend duration of funding. It was just an interest rate risk management play to extend the benefit to rising rates in the balance sheet.

Bob Ramsey: Okay, great. Any pressure on deposit pricing out there? I'm just curious what you’re seeing competitively.

Chuck Shaffer: No, no real pressure. If there is any pressure, it's up in the public fund and wholesale markets, but as you know, most of our funding is relationship-based, small business and consumer and the like. We see no real pressure down there where in the wholesale markets just moved in line with the short-term end of the curve.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Bob Ramsey: Great. All right. Thank you.

Operator: Our next question comes from Stephen Scouten from Sandler O'Neill. Please go ahead.

Stephen Scouten: Hey, guys, good morning.

Chuck Shaffer: Hey, Steve.

Stephen Scouten: A question for you, maybe drilling down a little bit more into this Tampa team lift-out. Can you give any more color about how many people that might be and what sort of contribution you expect? I know you said it would be accretive to 2017 earnings, but any further clarity there and maybe average loan sizes as well? I’d expect they’re maybe a little less granular than your average portfolio. Is that fair?

Chuck Cross: Hey, Steve, this is Chuck Cross. I'll take the first part of that. This C&I team kind of focuses on the equipment side of lending. They’re a great fit with our credit culture. They focus on companies up to about $750 million in revenue that have strong balance sheets and consistent cash flow. Their typical deal size is $2 million to $10 million, which sits well within our guardrails. Most of their transactions are fully amortizing under seven years, and they tend to target business aircraft, on-highway trucks and trailers, and rail cars.

Chuck Shaffer: And to follow up with the question around the accretion earnings and the like, we made an investment here in the first quarter that's primarily salary-related expenses, and as we move through the year and our portfolio builds, we think that becomes $0.01 or so accretive earnings by the end of the year.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Stephen Scouten: Okay. And did you mention where those folks came from at all? Did I miss that?

Chuck Shaffer: The only information we gave and I think we'll stick here is it was a large regional bank.

Stephen Scouten: Okay, fair enough. And maybe looking at the branch closures, it looked like from the actual branch count that maybe only one of those occurred in the quarter and the other three have maybe already occurred this quarter. Is that correct? And then in terms of the cost, it looked like $515,000 taken this quarter and maybe you said some additional into 2Q with a $2 million annual benefit. So, what's the earn-back on that?

Chuck Shaffer: I think the way to think about it is, well, one, we applied for all four in the quarter, so they’re all coming through. The only expenses that’ll move into the second quarter are around the facilities and the lease-related expenses. All of the salary-related costs associated with that have been taken in this quarter.

Stephen Scouten: Okay. So, we should see—

Chuck Shaffer: Yes, payback, just to answer that, is two years or less type payback periods. I don't have that specifically. If you want, I can follow up with you on it, but it’s two years or less generally.

Stephen Scouten: Okay. No, that's fantastic. That's fantastic. And then just in terms of the loan growth, obviously you had a little bit you mentioned on the $43 million loan purchase. Is that activity that you guys would expect to continue or was that just opportunistic in nature? What's the thought process behind that resi mortgage purchase?

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Chuck Shaffer: Yes, it was just opportunistic in nature. When we compared it back what we could get in the investment portfolio from a yield to duration benefit, we thought that was a better investment, so we put it in the loan portfolio. It's only going to be opportunistic going forward. Our forward plan doesn't include anything, but if we see something we like, we'll take it, but it's not part of really our plan to grow loans.

Dennis Hudson: And regardless, I wouldn't call it a significant thing for us as we look forward.

Stephen Scouten: Perfect, perfect. Okay, maybe one last one from me. I know Bob was asking you maybe on an expense run rate, but ex the GulfShore acquisition, I mean this—I think give or take around $31.6 million core expenses for the quarter, is that a pretty good run rate if I'm thinking about that into 2Q or is there anything on a core basis that should shift around significantly?

Chuck Shaffer: I don't think you'll see anything on a core basis shift around significantly, but we will pick up the full impact of GulfShore in the second quarter, and then the efficiency work we're doing right now will start to impact Q3 and Q4.

Stephen Scouten: Perfect. Thanks so much, guys. Congrats on a good quarter.

Chuck Shaffer: Thanks.

Dennis Hudson: Thank you.

Operator: Our next question comes from David Feaster from Raymond James. Please go ahead.

David Feaster: Hey, good morning, guys.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Dennis Hudson: Good morning, David.

Chuck Shaffer: Hey, David.

David Feaster: So, on the lender lift-out, this is interesting—it's a great move and an easy way to generate organic growth at a reasonable price. Do you think that the continued consolidation in Florida from out-of-state banks is going to create more opportunity and more dislocation for you to pick off high-quality talent like this?

Chuck Cross: David, this is Chuck Cross. We continually talk to people and look at that. A lot of the acquisitions, some of the key people are tied up, so we try to stay in the game, and we will be opportunistic where we can be opportunistic.

Dennis Hudson: But I would say it probably continues to increase the opportunities, and I know we're talking with some others right now in some markets.

David Feaster: Okay. And you noted that deposit pricing pressure, you haven't seen any yet and given your customer base you really don't expect it. Could you maybe just talk about the competitive environment for deposits, what deposit betas you might expect on the next 25 to 50 basis points or maybe when would you expect deposit betas to increase and maybe where you anticipate the loan to deposit ratio shaking out over time?

Chuck Shaffer: Yes, I'll start with the loan deposit ratio. I think as you move into late this year or early next year, the loan deposit ratio starts to approach around 90% type range, and deposit growth and the competition around deposit funding, it’s out there.

It's more competitive around the public funds type area, but I think customers see value, and your franchise value, and the service you provide, that's how we grow deposits going forward, and it's doing it the hard way, getting out and working in the field and bringing in relationships.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Dennis Hudson: I would say that a lot of our cross-sell work has really I would say helped us with that, and we've seen some nice results there, again focusing on broadening the relationships we have with customers. I know particularly I think we have some additional opportunity in the small business and commercial areas, areas we've seen nice deposit growth in over the last couple of quarters, and we’ll continue to focus on that because we see more opportunity there.

So, we have in place a pretty solid strategy to deal with the question you asked in terms of deposit betas, and our goal will be to demonstrate improved performance when compared with others as a result of the work we're doing particularly in the area of analytics and digital.

David Feaster: Last one from me. Given your expectations for loan yields to remain stable here around the 445 level, does that imply that the March rate hike is essentially pretty much captured in the first quarter numbers?

Chuck Shaffer: Part of it, but I would suggest, yes, the guidance I gave on loan yields includes the March rate hike.

David Feaster: Thanks, guys.

Operator: [Operator instructions]. And our next question comes from Eric Wasserstrom from Guggenheim Securities. Please go ahead.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Eric Wasserstrom: Thanks very much. Just to follow up on the loan growth question, is the sequential growth trend that you experienced in the first quarter, is that a fair basis for a run rate, an organic run rate?

Chuck Shaffer: I think the way to think about it is first quarter is usually seasonally our weakest quarter. As you move through the year, I would suspect just like we saw over the last year we had 19% growth in loan outstandings. Our expectation is mid to high teens as we move through this year. So, I wouldn't use first quarter as a proxy for the way we think about the rest of the year.

Dennis Hudson: We expect higher, better performance.

Chuck Shaffer: Yes.

Eric Wasserstrom: So, if I just put the pieces together, it’s an organic growth rate, let's say, in the mid, high teens, plus the benefits of the acquisition, plus the benefits of the commercial lending team joining in the back half?

Chuck Shaffer: I think the way to think about it is the mid to high teens includes all of our loan production, but given what we’ve acquired, we feel very confident and excited about what we think we can put together going forward.

Eric Wasserstrom: Okay. Thanks very much.

Chuck Shaffer: Thanks, Eric.

Confirmation Number: 44694828

April 26, 2017 at 9:00 am Central Time

Operator: And we're showing no further questions. I will now turn the call back to Mr. Hudson for closing comments.

Dennis Hudson: Well, thank you, everybody, for attending today. As always, we're happy to handle follow-up questions after the call, and we look forward to talking with you next quarter.

Operator: Thank you, ladies and gentlemen. This concludes today's conference. Thank you for participating, and you may now disconnect.